August 9, 2010 Medium-Term Notes, Series D No. 2010-MTNDD610 Registration Statement Nos. 333-157386 and 333-157386-01 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Index LASERSSM Based on the Value of the S&P 500® Index due August 28, 2013

Index LeAding StockmarkEt Return Securities

Index LASERSSM offer exposure to a wide variety of index types, including equity and commodity indexes. These investments allow investors to capture returns matching the underlying index’s actual positive performance and provide some protection against loss should the underlying index have a negative performance. The limited loss protection only applies if the closing value of the underlying index does not decline below a predetermined percentage measured on the valuation date. There is full exposure to a decline in the closing value of the underlying index if the closing value of the underlying index on the valuation date is below a predetermined percentage. At maturity, an investor will receive an amount in cash that may be more or less than the stated principal amount based upon the closing value of the underlying index on the valuation date. Payment at maturity may be less than the stated principal amount of your investment in the Index LASERSSM. The Index LASERSSM are senior unsecured obligations of Citigroup Funding Inc., and any payments due on the Index LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the Index LASERSSM are subject to the credit risk of Citigroup Inc.

SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the Index LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, you may receive a payment at maturity with a value less than the amount you initially invest.
Aggregate principal amount:	$
Stated principal amount:	$10 per Index LASERSSM
Issue price:	$10 per Index LASERSSM (see “Underwriting fee and issue price” below)
Pricing date:	August , 2010 (expected to price on or about August 18, 2010, or if such day is not a scheduled index business day, the next succeeding index business day).
Original issue date:	August , 2010 (three business days after the pricing date)
Valuation date:	August 23, 2013, subject to adjustment for non-index business days and certain market disruption events
Maturity date:	August 28, 2013
Underlying index:	S&P 500® Index
Payment at maturity:	The payment at maturity per $10 Index LASERSSM will equal: $10 + index return amount, which may be positive, zero or negative
Index return amount:

If the final index value is greater than 75% of the initial index value, the index return amount will equal:

•   $10 x (the greater of (x) the index percent change and (y) the fixed percentage)

If the final index value is less than or equal to 75% of the initial index value, the index return amount will equal:

•   $10 x the index percent change (which will be negative)

In this case, for each $10 Index LASERSSM you hold at maturity you will receive $7.50 or less and you may receive zero, resulting in a loss of 25% or more of the stated principal amount of your investment in the Index LASERSSM. There is no minimum payment at maturity on the Index LASERSSM.

Fixed percentage:	11% to 15% (3.67% to 5.00% per annum on a simple interest basis) (to be determined on the pricing date).
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the valuation date
CUSIP:	17316G800
ISIN:	US17316G8006
Listing:	The Index LASERSSM will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the Issuer. See “Supplemental information regarding plan of distribution; conflicts of interest.”

Underwriting fee and issue price:	Price to Public(1)	Underwriting Fee(1)(2)	Proceeds to Issuer
Per Index LASERSSM	$10.0000	$0.3000	$9.7000
Total	$	$	$

(1) The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Index LASERSSM purchased by that investor. The lowest price payable by an investor is $9.9000 per Index LASERSSM. Please see “Syndicate Information” on page 7 for further details.

(2) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $0.3000 for each Index LASERSSM they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $0.3000 for each Index LASERSSM they sell. Certain other broker-dealers affiliated with Citigroup Global Markets, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a concession, and Financial Advisors employed by Citigroup Global Markets will receive a fixed sales commission, of $0.3000 for each Index LASERSSM they sell. See “Fees and selling concessions” on page 7. This selling concession may be reduced for volume purchase discounts depending on the aggregate amount of Index LASERSSM purchased by an investor. See “Syndicate Information” on page 7.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRICING SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS,

EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement, Subject to Completion, filed on August 9, 2010:

http://www.sec.gov/Archives/edgar/data/831001/000119312510183859/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE INDEX LASERSSM ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR

ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.

Index LASERSSM Based on the Value of the S&P 500® Index due August 28, 2013

Index LeAding StockmarkEt Return Securities

Investment Overview

Index LeAding StockmarkEt Return Securities

Exposure to U.S. equities through an index is a component of portfolio diversification. Investors who believe they have underweight exposure to U.S. equity markets can use the Index LASERSSM Based on the Value of the S&P 500® Index due August 28, 2013 (the “Index LASERSSM”):

■	To gain access to a U.S. equity index and provide diversification of underlying asset class exposure
■

To provide limited protection against loss and potentially outperform the underlying equity index due to the minimum fixed return if the final index value is greater than 75% of the initial index value

The Index LASERSSM are exposed on a 1:1 basis to the performance (whether negative or positive) of the S&P 500® Index, with a minimum fixed return payable at maturity if the final index value is greater than 75% of the initial index value. If the final index value is less than or equal to 75% of its initial index value, at maturity you will receive for each Index LASERSSM you then hold the $10 stated principal amount per Index LASERSSM plus an index return amount equal to the product of (i) $10 and (ii) the index percent change (which will be negative). In this case, for each of $10 Index LASERSSM you hold at maturity you will receive $7.50 or less and you may receive zero, resulting in a loss of 25% or more on your investment in the Index LASERSSM. There is no minimum payment at maturity on the Index LASERSSM.

Maturity:	3 years

Payment Scenario 1:	If the final index value is greater than 75% of the initial index value, you will receive a full return of principal at maturity plus a return based on the greater of (x) the index percent change and (y) a fixed percentage of 11% to 15% (3.67% to 5.00% per annum on a simple interest basis) (to be determined on the pricing date).

Payment Scenario 2:	If the final index value is less than or equal to 75% of the initial index value, you will not receive a full return of principal at maturity. Instead, you will receive an amount equal to the principal minus a return based on the index percent change, which will be negative, and you will suffer a loss on your principal investment. In this case, for each of $10 Index LASERSSM you hold at maturity you will receive $7.50 or less and you may receive zero, resulting in a loss of 25% or more on your investment in the Index LASERSSM.

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on August 6, 2010:

Bloomberg Ticker Symbol:	SPX

Current Closing Value:	1,121.64

Closing Value 52 Weeks Ago:	997.08

52 Week Closing Value High (on 4/23/2010):	1,217.28

52 Week Closing Value Low (on 8/17/2009):	979.73

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Index LASERSSM Based on the Value of the S&P 500® Index due August 28, 2013

Index LeAding StockmarkEt Return Securities

Key Investment Rationale

The Index LASERSSM are U.S. equity-index linked investments that offer a potential return at maturity based on full participation in the increase or decrease in the value of the underlying index and limited protection from loss if the final index value is greater than 75% of the initial index value.

Best Case Scenario	The final index value is greater than 75% of the initial index value and, at maturity, the Index LASERSSM redeem for the stated principal amount of $10 plus the greater of (x) $10 x the index percent change and (y) $1.10 to $1.50 (to be determined on the pricing date).

Worst Case Scenario	The final index value is less than or equal to 75% of the initial index value and, at maturity, the Index LASERSSM redeem for less than the stated principal amount by an amount proportionate to the decline. In this case, for each of $10 Index LASERSSM you hold at maturity you will receive $7.50 or less and you may receive zero, resulting in a loss of 25% or more on your investment in the Index LASERSSM.

Summary of Selected Key Risks (see page 10)

■	Payment at maturity may be less than the stated principal amount of your investment in the Index LASERSSM.

■	No interest payments.

■	The market price of the Index LASERSSM will be influenced by many unpredictable factors, including the value and volatility of the underlying index and the stocks that underlie the underlying index.

■

The Index LASERSSM are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Index LASERSSM.

■	The Index LASERSSM will not be listed on any securities exchange and secondary trading may be limited.

■

The return on the Index LASERSSM (the effective yield to maturity) may be less than the amount that would be paid on a conventional fixed-rate debt security of ours (guaranteed by Citigroup Inc.) of comparable maturity.

■	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	You have no shareholder rights.

■	Investing in the Index LASERSSM is not equivalent to investing in the underlying index.

■	The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the Index LASERSSM.

■	Citigroup Funding’s hedging and trading activity could potentially adversely affect the value of the Index LASERSSM.

■	The U.S. federal income tax consequences of an investment in the Index LASERSSM are uncertain.

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Index LASERSSM Based on the Value of the S&P 500® Index due August 28, 2013

Index LeAding StockmarkEt Return Securities

Fact Sheet

The Index LASERSSM offered are senior unsecured obligations of Citigroup Funding Inc. Any payments due on the Index LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The Index LASERSSM will pay no interest and have the terms described in the related pricing supplement, prospectus supplement and prospectus. At maturity, an investor will receive for each stated principal amount of Index LASERSSM that the investor holds, an amount in cash that may be more than, equal to or less than the stated principal amount based upon the final index value. All payments on the Index LASERSSM are subject to the credit risk of Citigroup Inc.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
August , 2010 (expected to price on or about August 18, 2010, or if such day is not a scheduled index business day, the next succeeding index business day).	August , 2010 (three business days after the pricing date)	August 28, 2013

Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the Index LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, you may receive a payment at maturity with a value less than the amount you initially invest.
Underlying index:	S&P 500® Index
Underlying index publisher:	Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.
Issue price:	$10 per Index LASERSSM (see “Syndicate Information” below)
Aggregate principal amount:	$
Stated principal amount:	$10 per Index LASERSSM
Denominations:	$10 per Index LASERSSM and integral multiples thereof
Interest:	None
Payment at maturity:	The payment at maturity per $10 Index LASERSSM will equal: $10 + index return amount, which may be positive, zero or negative
Index return amount:

If the final index value is greater than 75% of the initial index value, the index return amount will equal:

•   $10 x (the greater of (x) the index percent change and (y) the fixed percentage)

If the final index value is less than or equal to 75% of the initial index value, the index return amount will equal:

•   $10 x the index percent change (which will be negative)

In this case, for each $10 Index LASERSSM you hold at maturity you will receive $7.50 or less and you may receive zero, resulting in a loss of 25% or more of the stated principal amount your investment in the Index LASERSSM. There is no minimum payment at maturity on the Index LASERSSM

Fixed percentage:	11% to 15% (3.67% to 5.00% per annum on a simple interest basis) (to be determined on the pricing date).
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	The index value on the pricing date
Final index value:	The index value on the valuation date
Valuation date:	August 23, 2013, subject to adjustment for non-index business days and certain market disruption events.
Risk factors:	Please see “Risk Factors” beginning on page 10.

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Index LeAding StockmarkEt Return Securities

General Information
Listing:	The Index LASERSSM will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc.
CUSIP:	17316G800
ISIN:	US17316G8006
Certain U.S. federal income tax considerations:

The following summarizes certain U.S. federal income tax considerations for U.S. investors (“U.S. Holders”), and certain non-U.S. investors described below, that are initial holders of the Index LASERSSM and that hold the Index LASERSSM as capital assets.

For U.S. federal income tax purposes, each holder agrees to treat the Index LASERSSM as a cash-settled prepaid forward contract on the value of the Index on the Valuation Date, pursuant to which forward contract, at maturity the holder will receive the cash value of the Index subject to certain adjustments. Under this characterization, the amounts invested by a U.S. Holder should be treated as a cash deposit that will be used to satisfy the holder’s obligation under the Index LASERSSM. Thus a U.S. Holder’s tax basis in an Index LASERSSM generally will equal the holder’s cost for that Index LASERSSM. At maturity or upon the sale or other taxable disposition of an Index LASERSSM, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount the U.S. Holder receives and the holder’s tax basis in the Index LASERSSM. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the Index LASERSSM for more than one year at the time of disposition.

No statutory, judicial or administrative authority directly addresses the characterization of the Index LASERSSM or instruments similar to the Index LASERSSM for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Index LASERSSM are not certain. Accordingly, a prospective investor (including a tax-exempt investor) in the Index LASERSSM should consult his or her tax advisor in determining the tax consequences of an investment in the Index LASERSSM, including the application of State, Local or other tax laws and the possible effects of changes in Federal or other tax laws.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the Index LASERSSM on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Index LASERSSM in another manner that significantly differs from the agreed-to treatment discussed above. The IRS and U.S. Treasury Department issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the Index LASERSSM. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, legislation has been introduced for consideration in the U.S. Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Index LASERSSM) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

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Index LASERSSM Based on the Value of the S&P 500® Index due August 28, 2013

Index LeAding StockmarkEt Return Securities

Any capital gain realized by a holder that is not a U.S. person (“Non-U.S. Holder”) upon the sale or other disposition of the Index LASERSSM should not be subject to U.S. federal income tax if:

•   such gain is not effectively connected with a U.S. trade or business of such holder, and

•   in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the Index LASERSSM.

You should refer to the pricing supplement related to this offering for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

Trustee:	The Bank of New York Mellon
Calculation agent:	Citigroup Global Markets Inc.
Use of proceeds and hedging:

The net proceeds received from the sale of the Index LASERSSM will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Index LASERSSM through one or more of our affiliates.

On, or prior to, the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the Index LASERSSM by taking positions in futures or options contracts listed on major securities markets on the underlying index or the stocks included in the underlying index, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the value of the underlying index, and, accordingly, potentially increase the initial index value, and, therefore, the value above which the underlying index must remain at all times over the term of the Index LASERSSM, and on the valuation date, before you would receive at maturity a payment that exceeds the stated principal amount of the Index LASERSSM. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the accompanying pricing supplement related to this offering of Index LASERSSM.

ERISA and IRA purchase considerations:

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Index LASERSSM as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Index LASERSSM or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Index LASERSSM or (B) its acquisition and holding of the Index LASERSSM is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Index LASERSSM if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney LLC or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Index LASERSSM by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the accompanying pricing supplement related to this offering of Index LASERSSM.

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Index LeAding StockmarkEt Return Securities

Fees and selling concessions:

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Index LASERSSM, will receive an underwriting fee of $0.3000 for each Index LASERSSM sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney, and their financial advisors collectively a fixed selling concession of $0.3000 for each Index LASERSSM they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $0.3000 for each Index LASERSSM they sell. Certain other broker-dealers affiliated with Citigroup Global Markets, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a concession, and Financial Advisors employed by Citigroup Global Markets will receive a fixed sales commission, of $0.3000 for each Index LASERSSM they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Index LASERSSM declines. The underwriting fee and selling concession payable in connection with sales of the Index LASERSSM may be reduced for volume purchase discounts in accordance with the chart in “Syndicate Information” below.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Index LASERSSM declines. You should refer to “Risk Factors” below and “Risk Factors Relating to the Index LASERSSM” and “Plan of Distribution; Conflicts of Interest” in the accompanying pricing supplement related to this offering of Index LASERSSM.

Supplemental information regarding plan of distribution; conflicts of interest:	Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the Index LASERSSM will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the Index LASERSSM, either directly or indirectly. See “Plan of Distribution; Conflicts of Interest” in the accompanying pricing supplement related to this offering of Index LASERSSM.
Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7288.

Syndicate Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per Index LASERSSM may be reduced for volume purchase discounts depending on the aggregate amount of Index LASERSSM purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of Index LASERSSM for Any Single Investor	Price to Public per Index LASERSSM	Underwriting Fee per Index LASERSSM	Selling Concession per Index LASERSSM
< $1,000,000	$10.000	$0.3000	$0.3000
≥ $1,000,000 and < $3,000,000	$9.9500	$0.2500	$0.2500
≥ $3,000,000 and < $5,000,000	$9.9250	$0.2250	$0.2250
≥ $5,000,000	$9.9000	$0.2000	$0.2000

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the Index LASERSSM distributed by such dealers.

The above Fact Sheet represents a summary of the terms and conditions of the Index LASERSSM. We encourage you to read the accompanying prospectus supplement, prospectus and pricing supplement for the Index LASERSSM, which can be accessed via the hyperlinks on the front page of this document.

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Index LeAding StockmarkEt Return Securities

Hypothetical Payment at Maturity

The examples of hypothetical payments at maturity set forth below are intended to illustrate the effect of different final index values of the S&P 500® Index on the amount you will receive in respect of the Index LASERSSM at maturity. All of the hypothetical examples are based on the following assumptions:

■	Issue price: $10 per Index LASERSSM

■	Initial index value: 1,200

■	Fixed percentage: 13%

■	Downside threshold value: 900 (75% of the initial index value)

■	Maturity: 3 years

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you receive at maturity will depend on the actual index return amount, which, in turn, will depend on the actual initial index value, final index value and fixed percentage.

TABLE OF HYPOTHETICAL PAYMENTS AT MATURITY

Hypothetical Final Index Value of S&P 500® Index	Hypothetical Percent Change(1) (%)	Hypothetical Return on the Index LASERSSM	Hypothetical Payment at Maturity on the Index LASERSSM
0.00	-100.00%	-100.00%	$0.00
300.00	-75.00%	-75.00%	$2.50
600.00	-50.00%	-50.00%	$5.00
660.00	-45.00%	-45.00%	$5.50
720.00	-40.00%	-40.00%	$6.00
780.00	-35.00%	-35.00%	$6.50
840.00	-30.00%	-30.00%	$7.00
900.00	-25.00%	-25.00%	$7.50
960.00	-20.00%	13.00%	$11.30
1,020.00	-15.00%	13.00%	$11.30
1,080.00	-10.00%	13.00%	$11.30
1,140.00	-5.00%	13.00%	$11.30
1,200.00	0.00%	13.00%	$11.30
1,260.00	5.00%	13.00%	$11.30
1,320.00	10.00%	13.00%	$11.30
1,380.00	15.00%	15.00%	$11.50
1,440.00	20.00%	20.00%	$12.00
1,500.00	25.00%	25.00%	$12.50
1,560.00	30.00%	30.00%	$13.00
1,620.00	35.00%	35.00%	$13.50
1,680.00	40.00%	40.00%	$14.00
1,740.00	45.00%	45.00%	$14.50
1,800.00	50.00%	50.00%	$15.00
2,100.00	75.00%	75.00%	$17.50
2,400.00	100.00%	100.00%	$20.00

(1)	Excludes any dividends paid on the stocks in the S&P 500® Index.

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Index LeAding StockmarkEt Return Securities

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Index LASERSSM that they hold a maturity payment equal to the sum of the stated principal amount of $10 per Index LASERSSM plus an index return amount, which may be positive, zero or negative.

If the final index value is greater than 75% of the initial index value, the index return amount will be positive and will equal:

$10 × (the greater of (x) index percent change and (y) fixed percentage)

where,

index percent change	=	(final index value – initial index value)
initial index value

initial index value	=	The index closing value on the pricing date

final index value	=	The index closing value on the valuation date

fixed percentage	=	11% to 15% (3.67% to 5.00% per annum on a simple interest basis) (to be determined on the pricing date)

If the final index value is less than or equal to 75% of the initial index value, the index return amount will be negative and will equal:

$10 × index percent change

In this case, for each $10 Index LASERSSM you hold at maturity you will receive $7.50 or less and you may receive zero, resulting in a loss of 25% or more of the stated principal amount of your investment in the Index LASERSSM. There is no minimum payment at maturity on the Index LASERSSM.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Index LASERSSM. For further discussion of these and other risks, you should read the section entitled “Risk Factors Relating to the Index LASERSSM” in the accompanying pricing supplement related to this offering of Index LASERSSM and “Risk Factors” in the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Index LASERSSM.

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Index LASERSSM do not pay interest or guarantee return of principal. The terms of the Index LASERSSM differ from those of ordinary debt securities in that the Index LASERSSM do not pay interest and do not guarantee the return of any of the stated principal amount at maturity. If the final index value is less than or equal to 75% of the initial index value, the payout at maturity will be $7.50 or less and you may receive zero, resulting in a loss of 25% or more on your investment in the Index LASERSSM. There is no minimum payment at maturity on the Index LASERSSM, and, accordingly, you could lose your entire investment.

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Potential for a lower comparative yield. The Index LASERSSM do not pay any interest. As a result, if the final index value is greater than 75% of the initial index value and the fixed percentage is greater then index percent change, resulting in your receiving an index return amount equal to the product of $10 and the fixed percentage, the yield on the Index LASERSSM may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding Inc. (guaranteed by Citigroup Inc.) of comparable maturity.

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The Index LASERSSM are subject to the credit risk of Citigroup Inc. and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Index LASERSSM. You are subject to the credit risk of Citigroup Inc. The Index LASERSSM are not guaranteed by any entity other than Citigroup Inc. If Citigroup Inc. defaults on its guarantee obligations under the Index LASERSSM, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Index LASERSSM will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the Index LASERSSM.

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Market price of the Index LASERSSM may be influenced by many unpredictable factors. Numerous factors will influence the value of the Index LASERSSM in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the Index LASERSSM in the secondary market, including: the value and volatility of the underlying index, the price and volatility of the stocks that underlie the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the stocks that underlie the underlying index, or the stock markets generally, and that may affect the value of the underlying index, interest and yield rates in the market, the time remaining to maturity, the dividend rate on the stocks that underlie the underlying index and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. As a result, the market value of the Index LASERSSM will vary and may be less than the original issue price at any time prior to maturity and sale of the Index LASERSSM prior to maturity may result in a loss.

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The Index LASERSSM will not be listed and secondary trading may be limited. The Index LASERSSM will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Index LASERSSM. Citigroup Global Markets may, but is not obligated to, make a market in the Index LASERSSM. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Index LASERSSM easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Index LASERSSM, the price at which you may be able to trade your Index LASERSSM is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If at any time Citigroup Global Markets were not to make a market in the Index LASERSSM, it is likely that there would be no secondary market for the Index LASERSSM. Accordingly, you should be willing to hold your Index LASERSSM to maturity.

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The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase Index LASERSSM in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the Index LASERSSM, as well as the cost of hedging our obligations under the Index LASERSSM. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the Index LASERSSM are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if the market value of the Index LASERSSM declines. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

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The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the Index LASERSSM. Citigroup Global Markets Inc., which is acting as the calculation agent for the Index LASERSSM, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial index value, the final index value and the index percent change, as applicable, and will calculate the amount of cash, if any, you will receive at maturity. Any of these

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determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any value of the underlying index in the event of the unavailability, modification or discontinuance of the underlying index, may adversely affect the payment to you at maturity.

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Citigroup Funding’s hedging and trading activity could potentially adversely affect the value of the Index LASERSSM. We expect to hedge our obligations under the Index LASERSSM (and possibly to other instruments linked to the underlying index or the stock underlying it) through one or more of our affiliates. This hedging activity will likely involve trading in one or more of the stocks included in the S&P 500® Index or in other instruments, such as options, swaps or futures, based upon the S&P 500® Index or the stocks included in the S&P 500® Index, or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. This hedging activity may present a conflict between your interest in the Index LASERSSM and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the value of the S&P 500® Index and, therefore, the determination of the payment due at maturity. It could also be adverse to your interest if it affects the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your Index LASERSSM in the secondary market. Since hedging our obligation under the Index LASERSSM involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market value of the Index LASERSSM declines.

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You have no shareholder rights. As an investor in the Index LASERSSM, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the underlying index.

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Investing in the Index LASERSSM is not equivalent to investing in the underlying index. Investing in the Index LASERSSM is not equivalent to investing in the underlying index or its component stocks. See “Hypothetical Payment at Maturity” in this offering summary.

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The U.S. federal income tax consequences of an investment in the Index LASERSSM are uncertain. No statutory, judicial or administrative authority directly addresses the characterization of the Index LASERSSM or instruments similar to the Index LASERSSM for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Index LASERSSM are not certain. No ruling is being requested from the Internal Revenue Service with respect to the Index LASERSSM and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain U.S. Federal Income Tax Considerations” in this offering summary or under “What Are the United States Federal Income Tax Consequences of Investing in the Index LASERSSM?” and “Certain United States Federal Income Tax Considerations” in the pricing supplement related to this offering. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the Index LASERSSM on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Index LASERSSM in another manner that significantly differs from the agreed-to treatment discussed under “Certain U.S. Federal Income Tax Considerations” in this offering summary and under “What Are the United States Federal Income Tax Consequences of Investing in the Index LASERSSM?” and “Certain United States Federal Income Tax Considerations” in the pricing supplement related to this offering, and that any such guidance could have retroactive effect.

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Information about the Underlying Index

The S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see “Description of the S&P 500® Index” in the accompanying pricing supplement related to this offering.

License Agreements. “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Citigroup Inc., Citigroup Funding and its affiliates. The license agreement between S&P and Citigroup Global Markets provides that the following language must be stated in this offering summary:

The notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding, its affiliates or the holders of the notes. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the notes into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are initially to be sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD-PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.

For additional information, see “Description of the S&P 500® Index” in the accompanying pricing supplement related to this offering.

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Historical Information.

The following table presents the published high and low closing values, as well as the end-of-quarter closing values, of the underlying index from January 3, 2005 through August 6, 2010. The closing value of the underlying index on August 6, 2010 was 1,121.64. We obtained these closing values and other information below from Bloomberg Financial Markets, without independent verification. The underlying index experiences periods of high volatility, and you should not take the historical values of the underlying index as an indication of future performance.

	High	Low	Period End
2005
Quarter
First	1,225.31	1,163.75	1,180.59
Second	1,216.96	1,137.50	1,191.33
Third	1,245.04	1,194.44	1,228.81
Fourth	1,272.74	1,176.84	1,248.29
2006
Quarter
First	1,307.25	1,254.78	1,294.83
Second	1,325.76	1,223.69	1,270.20
Third	1,339.15	1,234.49	1,335.85
Fourth	1,427.09	1,331.32	1,418.30
2007
Quarter
First	1,459.68	1,374.12	1,420.86
Second	1,539.18	1,424.55	1,503.35
Third	1,553.08	1,406.70	1,526.75
Fourth	1,565.15	1,407.22	1,468.36
2008
Quarter
First	1,447.16	1,273.37	1,322.70
Second	1,426.63	1,278.38	1,280.00
Third	1,305.32	1,106.39	1,166.36
Fourth	1,161.06	752.44	903.25
2009
Quarter
First	934.70	676.53	797.87
Second	946.21	811.08	919.32
Third	1,071.66	879.13	1,057.08
Fourth	1,127.78	1,025.21	1,115.10
2010
Quarter
First	1,174.17	1,056.74	1,169.43
Second	1,217.28	1,030.71	1,030.70
Third (through August 6)	1,127.24	1,022.58	1,121.64

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